October 21, 2015	FOR IMMEDIATE RELEASE

CONTACT: Kelly Polonus, Great Southern, (417) 895-5242
kpolonus@greatsouthernbank.com

Great Southern Bancorp, Inc. Reports Preliminary Third Quarter Earnings of
$0.79 Per Diluted Common Share

Preliminary Financial Results for the Third Quarter and First Nine Months of 2015:

•
Total Loans:  Total gross loans, excluding acquired covered loans, acquired non-covered loans and mortgage loans held for sale, increased $304.4 million, or 11.6%, from December 31, 2014, to September 30, 2015, primarily in the areas of commercial real estate loans, consumer loans, construction loans, other residential loans and commercial business loans. Net decreases in the acquired loan portfolios totaled $72.0 million in the nine months ended September 30, 2015.

•
Net Interest Income: Net interest income for the third quarter of 2015 decreased $2.6 million to $41.5 million compared to $44.1 million for the third quarter of 2014. Net interest margin was 4.43% for the quarter ended September 30, 2015, compared to 4.91% for the third quarter of 2014 and 4.53% for the quarter ended June 30, 2015.  The decrease in the margin from the prior year third quarter was primarily the result of decreases in average loan yields and a reduction in the additional yield accretion recognized in conjunction with updated estimates of the fair value of the acquired loan pools compared to the prior year quarter.  A decrease of approximately 10 basis points in the margin compared to the quarter ended June 30, 2015, was primarily the result of a reduction in the additional yield accretion recognized in conjunction with updated estimates of the fair value of the acquired loan pools.  The positive impact on net interest margin from the additional yield accretion on acquired loan pools that was recorded during the period was 71 basis points for the quarter ended September 30, 2015 and 98 basis points for the quarter ended September 30, 2014.  For further discussion of the additional yield accretion of the discount on acquired loan pools, see "Net Interest Income."

•
Asset Quality:  Non-performing assets and potential problem loans, excluding those currently or previously covered by FDIC loss sharing agreements and those acquired in the FDIC-assisted transaction with Valley Bank, which are not covered by a loss sharing agreement and are accounted for and analyzed as loan pools rather than individual loans, totaled $62.6 million at September 30, 2015, a decrease of $6.1 million from $68.7 million at December 31, 2014 and an increase of $2.2 million from $60.4 million at June 30, 2015.  Non-performing assets were $36.5 million, or 0.90% of total assets, at September 30, 2015, compared to $43.7 million, or 1.11% of total assets, at December 31, 2014 and $39.0 million, or 0.95% of total assets, at June 30, 2015.

•
Capital:  The capital position of the Company continues to be strong, significantly exceeding the thresholds established by regulators. On a preliminary basis, as of September 30, 2015, the Company's Tier 1 Leverage Ratio was 11.4%, Common Equity Tier 1 Capital Ratio was 11.0%, Tier 1 Capital Ratio was 13.4%, and Total Capital Ratio was 14.5%.

•
Significant Unusual Income or Expense Items:  In July 2015, the Company was the successful bidder in an auction of the $5.0 million aggregate liquidation amount of floating rate cumulative trust preferred securities issued in 2007 by Great Southern Capital Trust III.  The Company purchased the trust preferred securities at a discount, which resulted in a pre-tax gain of approximately $1.1 million, which is included in the Consolidated Statements of Income under "Noninterest Income – Other Income."  In September 2015, the Company announced plans to consolidate operations of 16 banking centers into other nearby Great Southern banking center locations.  The Company evaluated the carrying value of the affected premises (totaling approximately $7.5 million) to determine if any impairment of the value of these premises is warranted and has recorded a valuation allowance of $1.2 million related to certain affected premises, furniture, fixtures and equipment and leases at September 30, 2015.  This expense is included in the Consolidated Statements of Income under "Noninterest Expense – Net Occupancy Expense."

Springfield, Mo. – Great Southern Bancorp, Inc. (NASDAQ:GSBC), the holding company for Great Southern Bank, today reported that preliminary earnings for the three months ended September 30, 2015, were $0.79 per diluted common share ($11.1 million available to common shareholders) compared to $0.83 per diluted common share ($11.4 million available to common shareholders) for the three months ended September 30, 2014.

Preliminary earnings for the nine months ended September 30, 2015, were $2.46 per diluted common share ($34.4 million available to common shareholders) compared to $2.25 per diluted common share ($31.0 million available to common shareholders) for the nine months ended September 30, 2014.

For the quarter ended September 30, 2015, annualized return on average common equity was 11.53%, annualized return on average assets was 1.10%, and net interest margin was 4.43%, compared to 13.29%, 1.18% and 4.91%, respectively, for the quarter ended September 30, 2014.  For the nine months ended September 30, 2015, annualized return on average common equity was 12.26%; annualized return on average assets was 1.14%; and net interest margin was 4.59% compared to 12.35%, 1.11% and 4.75%, respectively, for the nine months ended September 30, 2014.

President and CEO Joseph W. Turner commented, "We were pleased with the Company's performance in the third quarter. Continuing the trend from the first half of the year, earnings were driven by loan growth throughout the Company's eight-state footprint and in most loan types. Total loans, excluding acquired covered and non-covered loans and mortgage loans held for sale, increased $97 million from the end of the second quarter of 2015, and increased $304 million in the first nine months of 2015, resulting in an annualized growth rate above 10%. The reported net interest margin was 4.43% for the quarter ended September 30, 2015. The net interest margin, excluding the effects of yield accretion on acquired loans, was relatively stable at 3.72% for the third quarter. Like most banks, we anticipate some margin pressure going forward as average loan yields have decreased and deposit costs have trended slightly higher because of increased competition. Total non-performing assets decreased from the previous quarter by a net $2.5 million, including a $4.5 million decrease in foreclosed assets and a $2.0 million increase in non-performing loans, which included one commercial real estate credit for $1.3 million.

"During the third quarter, we announced two significant events regarding our banking center network. We entered into a definitive agreement to purchase 12 branches and related deposits and certain loans from Fifth Third Bank in the St. Louis-area market, pending regulatory approval. This transaction will more than double our banking center network and double our customer deposit base in this vibrant market, which represents our second largest market in terms of deposit balances and our largest market in terms of loan balances. We also announced our plan to consolidate 16 of our existing banking centers as part of our ongoing performance review of the entire banking center network.  These 16 locations represent nearly 15% of our current total number of banking centers and $172 million, or approximately 5%, of our current total deposit balances."

Selected Financial Data:
(In thousands, except per share data)	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Net interest income	$41,525	$44,106	$127,659	$122,043
Provision for loan losses	1,703	945	4,303	4,099
Non-interest income	5,120	1,778	8,522	13,332
Non-interest expense	30,014	29,398	85,205	89,689
Provision for income taxes	3,732	3,951	11,821	10,125
Net income	$11,196	$11,590	$34,852	$31,462

Net income available to common shareholders	$11,051	$11,445	$34,417	$31,027
Earnings per diluted common share	$0.79	$0.83	$2.46	$2.25

NET INTEREST INCOME

Net interest income for the third quarter of 2015 decreased $2.6 million to $41.5 million compared to $44.1 million for the third quarter of 2014.  Net interest margin was 4.43% in the third quarter of 2015, compared to 4.91% in the same period of 2014, a decrease of 48 basis points.  For the three months ended September 30, 2015, the net interest margin decreased 10 basis points compared to the net interest margin of 4.53% in the three months ended June 30, 2015.  The average interest rate spread was 4.33% for the three months ended September 30, 2015, compared to 4.83% for the three months ended September 30, 2014.  For the three months ended September 30, 2015, the average interest rate spread decreased 11 basis points compared to the average interest rate spread of 4.44% in the three months ended June 30, 2015.

Net interest income for the nine months ended September 30, 2015 increased $5.7 million to $127.7 million compared to $122.0 million for the nine months ended September 30, 2014.  Net interest margin was 4.59% in the nine months ended September 30, 2015, compared to 4.75% in the same period of 2014, a decrease of 16 basis points.  The average interest rate spread was 4.50% for the nine months ended September 30, 2015, compared to 4.65% for the nine months ended September 30, 2014.

The Company's net interest margin has been significantly impacted by additional yield accretion recognized in conjunction with updated estimates of the fair value of the loan pools acquired in the 2009, 2011 and 2012 FDIC-assisted transactions. On an on-going basis, the Company estimates the cash flows expected to be collected from the acquired loan pools. For each of the loan portfolios acquired, the cash flow estimates have increased, based on payment histories and reduced loss expectations of the loan pools. This resulted in increased income that was spread on a level-yield basis over the remaining expected lives of the loan pools. The increases in expected cash flows also reduced the amount of expected reimbursements under the loss sharing agreements with the FDIC, which are recorded as indemnification assets. Therefore, the expected indemnification assets have also been reduced each quarter since the third quarter of 2010, resulting in adjustments to be amortized on a comparable basis over the remainder of the loss sharing agreements or the remaining expected lives of the loan pools, whichever is shorter.  No material additional estimated cash flows were recorded in the quarter ended September 30, 2015, related to these loan pools.

In addition, the Company's net interest margin has been impacted by additional yield accretion recognized in conjunction with updated estimates of the fair value of the loan pools acquired in the June 2014 Valley Bank FDIC-assisted transaction.  Beginning with the quarter ended December 31, 2014, the cash flow estimates have increased for certain of the Valley Bank loan pools primarily based on significant loan repayments and also due to collection of certain loans, thereby reducing loss expectations on certain of the loan pools. This resulted in increased income that was spread on a level-yield basis over the remaining expected lives of these loan pools.  The Valley Bank transaction did not include a loss sharing agreement with the FDIC.  Therefore, there is no related indemnification asset. The entire amount of the discount adjustment will be accreted to interest income over time with no offsetting impact to non-interest income.  The amount of the Valley Bank discount adjustment accreted to interest income for the three and nine months ended September 30, 2015 was $1.8 million and $3.9 million, respectively, and is included in the impact on net interest income/net interest margin amount in the table below.  Based on current estimates, we anticipate recording additional interest income accretion of $1.3 million in the remainder of 2015 related to these Valley Bank loan pools.

The impact of these adjustments on the Company's financial results for the reporting periods presented is shown below:

	Three Months Ended
	September 30, 2015		September 30, 2014
	(In thousands, except basis points data)
Impact on net interest income/ net interest margin (in basis points)	$6,661	71 bps	$8,848	98 bps
Non-interest income	(4,139)		(7,438)
Net impact to pre-tax income	$2,522		$1,410

	Nine Months Ended
	September 30, 2015		September 30, 2014
	(In thousands, except basis points data)
Impact on net interest income/ net interest margin (in basis points)	$22,882	82 bps	$25,836	101 bps
Non-interest income	(16,191)		(21,915)
Net impact to pre-tax income	$6,691		$3,921

Because these adjustments will be recognized over the remaining lives of the loan pools and the remainder of the loss sharing agreements, respectively, they will impact future periods as well. The remaining accretable yield adjustment that will affect interest income is $15.6 million and the remaining adjustment to the indemnification assets, including the effects of the clawback liability related to InterBank, that will affect non-interest income (expense) is $(11.2) million. Of the remaining adjustments, we expect to recognize $4.9 million of interest income and $(3.1) million of non-interest income (expense) during the remainder of 2015.  Additional adjustments may be recorded in future periods from the FDIC-assisted transactions, as the Company continues to evaluate its estimate of expected cash flows from the acquired loan pools.

Excluding the impact of the additional yield accretion, net interest margin for the three months ended September 30, 2015 decreased 21 basis points when compared to the year-ago quarter.  The decrease in net interest margin is primarily due to a decrease in the average interest rate on loans and an increase in the average interest rate on deposits.

For additional information on net interest income components, see the "Average Balances, Interest Rates and Yields" tables in this release.

NON-INTEREST INCOME

For the quarter ended September 30, 2015, non-interest income increased $3.3 million to $5.1 million when compared to the quarter ended September 30, 2014, primarily as a result of the following increases and decreases:

•
Amortization of income related to business acquisitions:  The net amortization expense related to business acquisitions was $3.3 million for the quarter ended September 30, 2015, compared to $6.5 million for the quarter ended September 30, 2014.  The amortization expense for the quarter ended September 30, 2015, consisted of the following items:  $3.8 million of amortization expense related to the changes in cash flows expected to be collected from the FDIC-covered loan portfolios and $384,000 of amortization of the clawback liability.  Partially offsetting the expense was income from the accretion of the discount related to the indemnification assets for the Sun Security Bank and InterBank acquisitions of $309,000.  In addition, a charge-off on a loan pool which exceeded the remaining discount on the pool by $803,000 was recognized as a reduction to allowance for loan losses during the third quarter.  The Bank expects to collect 80% of this amount as reimbursement from the FDIC, so income of $643,000 was recorded here in non-interest income.

•
Other income:  Other income increased $898,000 compared to the prior year quarter.  The increase was primarily due to a $1.1 million gain recognized when the Company redeemed the trust preferred securities previously issued by Great Southern Capital Trust III at a discount, as discussed above.

•
Gains on sales of single-family loans: Gains on sales of single-family loans decreased $464,000 compared to the prior year quarter.  This decrease was due to a decrease in originations of fixed-rate loans in the 2015 period compared to the 2014 period.  In the 2014 period, $217,000 of this income was related to the single-family loans acquired in the Valley Bank acquisition and subsequently sold in the secondary market.  Fixed rate single-family loans originated are generally subsequently sold in the secondary market.

•
Net realized gains on sales of available-for-sale securities:  Gains on sales of available-for-sale securities decreased $319,000 compared to the prior year quarter.  Several mortgage-backed securities were sold during the current quarter resulting in a loss of less than $1,000.  In the 2014 quarter, all of the mortgage-backed securities and collateralized mortgage obligations acquired in the 2014 Valley Bank acquisition were sold, and several additional mortgage-backed securities were sold in August 2014, which produced a gain of $227,000.  In addition, in August 2014, one municipal bond was sold at a gain of $95,000.

For the nine months ended September 30, 2015, non-interest income decreased $4.8 million to $8.5 million when compared to the nine months ended September 30, 2014, primarily as a result of the following increases and decreases:

•
Initial gain recognized on business acquisition: In the 2014 period, the Company recognized a one-time gain of $10.8 million (pre-tax) on the FDIC-assisted acquisition of Valley Bank, which occurred on June 20, 2014.

Excluding the gain referenced above, non-interest income increased $6.0 million when compared to the nine months ended September 30, 2014, primarily as a result of the following items:

•
Amortization of income related to business acquisitions:  The net amortization expense related to business acquisitions was $15.4 million for the nine months ended September 30, 2015, compared to $20.1 million for the nine months ended September 30, 2014.  The amortization expense for the nine months ended September 30, 2015, consisted of the following items:  $14.9 million of amortization expense related to the changes in cash flows expected to be collected from the FDIC-covered loan portfolios and $1.3 million of amortization of the clawback liability.  In addition, the Company collected amounts on various problem assets acquired from the FDIC totaling $891,000. Under the loss sharing agreements, 80% of these collected amounts must be remitted to the FDIC; therefore, the Company recorded a liability and related expense of $713,000. Partially offsetting the expense was income from the accretion of the discount related to the indemnification assets for the Sun Security Bank and InterBank acquisitions of $1.2 million.  In addition, a charge-off on a loan pool which exceeded the remaining discount on the pool by $803,000 was recognized as a reduction to allowance for loan losses during the third quarter.  The Bank expects to collect 80% of this amount as reimbursement from the FDIC, so income of $643,000 was recorded here in non-interest income.

•
Service charges and ATM fees:  Service charges and ATM fees increased $769,000 compared to the prior year period, primarily due to an increase in fee income from the additional accounts acquired in the Valley Bank transaction in June 2014.

•
Late charges and fees on loans:  Late charges and fees on loans increased $655,000 compared to the prior year period.  The increase was primarily due to yield maintenance payments received on 12 commercial loan prepayments, totaling $547,000 in the 2015 period.

•
Gains on sales of single-family loans: Gains on sales of single-family loans increased $378,000 compared to the prior year period.  This increase was due to an increase in originations of fixed-rate loans during the first six months of 2015 compared to the first six months of 2014 (prior to the Valley Bank acquisition).  Fixed rate single-family loans originated are generally subsequently sold in the secondary market.

•
Net realized gains on sales of available-for-sale securities:  Gains on sales of available-for-sale securities decreased $961,000 compared to the prior year period.  This was primarily due to the sale of securities in the prior year period, which was not repeated in the current year period.  All of the

Company's Small Business Administration securities were sold in June 2014, which produced a gain of $569,000 in the 2014 period.  In addition, all of the mortgage-backed securities and collateralized mortgage obligations acquired in the Valley Bank acquisition were sold in July 2014, and several additional securities were sold in August 2014, which produced a gain of $227,000 and one municipal bond was sold at a gain of $95,000.

•
Other income:  Other income increased $291,000 compared to the prior year period.  The increase was primarily due to a $1.1 million gain recognized when the Company redeemed the trust preferred securities previously issued by Great Southern Capital Trust III at a discount, as discussed above.  This increase was offset by non-recurring debit card-related income of $1.0 million recognized during the 2014 period.

NON-INTEREST EXPENSE

For the quarter ended September 30, 2015, non-interest expense increased $616,000 to $30.0 million when compared to the quarter ended September 30, 2014, primarily as a result of the following items:

•
Net occupancy expense:  Net occupancy expense increased $1.4 million in the quarter ended September 30, 2015 compared to the same period in 2014.  In September 2015, the Company announced plans to consolidate operations of 16 banking centers into other nearby Great Southern banking center locations.  The Company evaluated the carrying value of the affected premises (totaling approximately $7.5 million) to determine if any impairment of the value of these premises is warranted and has recorded a valuation allowance of $1.2 million related to certain affected premises, furniture, fixtures and equipment and leases at September 30, 2015.  For additional information on branch consolidations, see "Business Initiatives" in this release.

•
Salaries and employee benefits:  Salaries and employee benefits increased $194,000 over the prior year quarter.  Salaries and employee benefits increased approximately $957,000 in the current quarter compared to the prior year quarter primarily due to increased staffing due to growth in lending and other operational areas.  Offsetting this increase was $763,000 of acquisition-related salaries and benefits related to Valley Bank employees paid in the prior year quarter that were not incurred in the current year period.

Partially offsetting the increase in non-interest expense was a decrease in the following items:

•
Legal, audit and other professional fees:  Legal, audit and other professional fees decreased $803,000 when compared to the prior year quarter, primarily due to additional expenses in the prior period related to the collection costs of a few large loans and foreclosed assets, as well as the reduction of the total amount of foreclosed assets in the current year period compared to the prior year period.

•
Expense on foreclosed assets:  Expense on foreclosed assets decreased $366,000 compared to the prior year quarter primarily due to the reduction in the amount of foreclosed assets in the current year period compared to the prior year period.

For the nine months ended September 30, 2015, non-interest expense decreased $4.5 million to $85.2 million when compared to the nine months ended September 30, 2014, primarily as a result of the following items:

•
Other Operating Expenses:  Other operating expenses decreased $7.4 million, to $6.2 million, in the nine months ended September 30, 2015 compared to the prior year period primarily due to $7.4 million in prepayment penalties paid in June 2014 as the Company elected to repay $130 million of its FHLB advances and structured repo borrowings prior to their maturity.

•
Expense on foreclosed assets:  Expense on foreclosed assets decreased $1.9 million compared to the prior year period primarily due to valuation write-downs of foreclosed assets during the 2014 period totaling $1.4 million, including the $940,000 write-down of one foreclosed asset.

•
Legal, audit and other professional fees:  Legal, audit and other professional fees decreased $1.4 million when compared to the prior year period, primarily due to additional expenses in the prior period related to the Valley Bank acquisition, the collection costs of a few large loans and foreclosed assets, as well as the reduction of the total amount of foreclosed assets in the current year period compared to the prior year period.

Partially offsetting the decrease in non-interest expense was an increase in the following items:

•
Expenses related to operations of former Valley Bank:  The Company incurred approximately $730,000 of additional non-interest expenses during the nine months ended September 30, 2015 compared to the nine months ended September 30, 2014, in connection with the operations of former Valley Bank banking centers and related banking activities, which was acquired through the FDIC in June 2014.  Of the $730,000 increase, approximately $530,000 was in net occupancy expense.

•
Salaries and employee benefits:  Salaries and employee benefits increased $2.9 million over the prior year period, primarily due to increased staffing due to growth in lending and other operational areas.

•
Net occupancy expense:  Net occupancy expense increased $2.9 million in the nine months ended September 30, 2015 compared to the same period in 2014.  In September 2015, the Company announced plans to consolidate operations of 16 banking centers into other nearby Great Southern banking center locations.  The Company evaluated the carrying value of the affected premises (totaling approximately $7.5 million) to determine if any impairment of the value of these premises is warranted and has recorded a valuation allowance of $1.2 million related to certain affected premises, furniture, fixtures and equipment and leases at September 30, 2015.  Occupancy expense also increased in the 2015 nine-month period as a result of the Valley Bank acquisition which occurred in June 2014.  For additional information on branch consolidations, see "Business Initiatives" in this release.

The Company's efficiency ratio for the quarter ended September 30, 2015, was 64.35% compared to 64.07% for the same quarter in 2014.  The efficiency ratio for the nine months ended September 30, 2015, was 62.57% compared to 66.25% for the same period in 2014.  The increase in the ratio in the 2015 three month period was primarily due to the increase in non-interest expense and the decrease in net interest income, partially offset by increases in non-interest income.  The improvement in the ratio in the 2015 nine month period was primarily due to the increase in net interest income, which is discussed above, and the decrease in non-interest expense, partially offset by the decrease in non-interest income.  The Company's ratio of non-interest expense to average assets decreased from 2.99% and 3.15% for the three and nine months ended September 30, 2014, respectively, to 2.95% and 2.79% for the three and nine months ended September 30, 2015, respectively.  The decrease in the current three and nine month period ratios was primarily due to the increase in average assets in the 2015 period compared to the 2014 period, and for the nine months period, the ratio was also affected by the decrease in non-interest expense.  Average assets for the quarter ended September 30, 2015, increased $134.6 million, or 3.4%, from the quarter ended September 30, 2014, primarily due to organic loan growth, partially offset by decreases in investment securities and FDIC indemnification assets.  Average assets for the nine months ended September 30, 2015, increased $277.9 million, or 7.3%, from the nine months ended September 30, 2014, due to the Valley Bank acquisition, which occurred in June 2014 and the other reasons noted for the three month period.

INCOME TAXES

For the three months ended September 30, 2015 and 2014, the Company's effective tax rate was 25.0% and 25.4%, respectively, which was lower than the statutory federal tax rate of 35%, due primarily to the effects of certain investment tax credits utilized and to tax-exempt investments and tax-exempt loans which reduced the Company's effective tax rate.  For the nine months ended September 30, 2015 and 2014, the Company's effective tax rate was 25.3% and 24.4%, respectively, which was lower than the statutory federal tax rate of 35%, due primarily to the effects of certain investment tax credits utilized and to tax-exempt investments and tax-exempt loans which reduced the Company's effective tax rate.  In future periods, the Company expects its effective tax rate typically will be 24-26% of pre-tax net income, assuming it continues to maintain or increase its use of investment tax credits. The Company's effective tax rate may fluctuate as it is impacted by the level and timing of the Company's utilization of tax credits and the level of tax-exempt investments and loans and the overall level of pretax income.

CAPITAL

As of September 30, 2015, total stockholders' equity was $447.6 million (11.0% of total assets).  As of September 30, 2015, common stockholders' equity was $389.7 million (9.6% of total assets), equivalent to a book value of $28.11 per common share.  Total stockholders' equity at December 31, 2014, was $419.7 million (10.6% of total assets). As of December 31, 2014, common stockholders' equity was $361.8 million (9.2% of total assets), equivalent to a book value of $26.30 per common share.  At September 30, 2015, the Company's tangible common equity to total assets ratio was 9.4%, compared to 9.0% at December 31, 2014. The tangible common equity to total risk-weighted assets ratio was 11.0% and 10.9% at September 30, 2015, and December 31, 2014, respectively.

On a preliminary basis, as of September 30, 2015, the Company's Tier 1 Leverage Ratio was 11.4%, Common Equity Tier 1 Capital Ratio was 11.0%, Tier 1 Capital Ratio was 13.4%, and Total Capital Ratio was 14.5%.  On September 30, 2015, and on a preliminary basis, the Bank's Tier 1 Leverage Ratio was 9.7%, Common Equity Tier 1 Capital Ratio was 11.4%, Tier 1 Capital Ratio was 11.4%, and Total Capital Ratio was 12.5%.

Great Southern Bancorp, Inc. is a participant in the U.S. Treasury's Small Business Lending Fund (SBLF) program.  Through the SBLF, in August 2011, the Company issued a new series of preferred stock with an aggregate liquidation amount totaling $57.9 million to the Treasury.  The dividend rate on the SBLF preferred stock for the third quarter of 2015 was 1.0% and the dividend rate will remain at 1.0% until the first quarter of 2016.

PROVISION FOR LOAN LOSSES AND ALLOWANCE FOR LOAN LOSSES

Management records a provision for loan losses in an amount it believes sufficient to result in an allowance for loan losses that will cover current net charge-offs as well as risks believed to be inherent in the loan portfolio of the Bank. The amount of provision charged against current income is based on several factors, including, but not limited to, past loss experience, current portfolio mix, actual and potential losses identified in the loan portfolio, economic conditions, and internal as well as external reviews.  However, the levels of non-performing assets, potential problem loans, loan loss provisions and net charge-offs fluctuate from period to period and are difficult to predict.

Weak economic conditions, higher inflation or interest rates, or other factors may lead to increased losses in the portfolio and/or requirements for an increase in loan loss provision expense. Management maintains various controls in an attempt to limit future losses, such as a watch list of possible problem loans, documented loan administration policies and a loan review staff to review the quality and anticipated collectability of the portfolio. Additional procedures provide for frequent management review of the loan portfolio based on loan size, loan type, delinquencies, on-going correspondence with borrowers and problem loan work-outs. Management determines which loans are potentially uncollectible, or represent a greater risk of loss, and makes additional provisions to expense, if necessary, to maintain the allowance at a satisfactory level.

The provision for loan losses for the quarter ended September 30, 2015, increased $758,000 to $1.7 million when compared with the quarter ended September 30, 2014.  The provision for loan losses for the nine months ended September 30, 2015, increased $204,000 to $4.3 million when compared with the nine months ended September 30, 2014.  At September 30, 2015, the allowance for loan losses was $39.9 million, an increase of $1.5 million from December 31, 2014.  Total net charge-offs were $1.5 million and $946,000 for the quarters ended September 30, 2015, and 2014, respectively.  Excluding those related to loans covered by loss sharing agreements, net charge-offs were $720,000, with one relationship making up $192,000 of the net charge-off total for the quarter ended September 30, 2015.  The remaining $803,000 of the net charge-off total for the quarter ended September 30, 2015, was related to loans covered by loss sharing agreements with the FDIC.  Under these agreements, the FDIC will reimburse the Bank for 80% of the losses, so the Bank expects reimbursement of $643,000 of this charge-off and recorded income of this amount in the third quarter of 2015 in noninterest income.  Total net charge-offs were $2.9 million and $6.1 million for the nine months ended September 30, 2015 and 2014, respectively.  Excluding those related to loans covered by loss sharing agreements, for the nine months ended September 30, 2015, three relationships made up $1.2 million of the total $2.1 million in net charge-offs.  The increase in the allowance for loan losses in the three months ended

September 30, 2015, was primarily due to loan growth.  General market conditions, and more specifically, real estate absorption rates and unique circumstances related to individual borrowers and projects also contributed to the level of provisions and charge-offs.  As properties were categorized as potential problem loans, non-performing loans or foreclosed assets, evaluations were made of the values of these assets with corresponding charge-offs as appropriate.

The Bank's allowance for loan losses as a percentage of total loans, excluding loans covered by the FDIC loss sharing agreements, was 1.29%, 1.34% and 1.29% at September 30, 2015, December 31, 2014 and June 30, 2015, respectively. Management considers the allowance for loan losses adequate to cover losses inherent in the Company's loan portfolio at September 30, 2015, based on recent reviews of the Company's loan portfolio and current economic conditions. If economic conditions were to deteriorate or management's assessment of the loan portfolio were to change, it is possible that additional loan loss provisions would be required, thereby adversely affecting future results of operations and financial condition.

ASSET QUALITY

Former TeamBank, Vantus Bank, Sun Security Bank and InterBank non-performing assets, including foreclosed assets and potential problem loans, are not included in the totals or in the discussion of non-performing loans, potential problem loans and foreclosed assets below as they are, or were, subject to loss sharing agreements with the FDIC, which cover at least 80% of principal losses that may be incurred in these portfolios for the applicable terms under the agreements.  At September 30, 2015, there were no material non-performing assets or potential problem loans that were previously covered, and are now not covered, under the TeamBank or Vantus Bank non-single-family loss sharing agreements.  In addition, FDIC-supported TeamBank, Vantus Bank, Sun Security Bank and InterBank assets were initially recorded at their estimated fair values as of their acquisition dates of March 20, 2009, September 4, 2009, October 7, 2011, and April 27, 2012, respectively.  The overall performance of the FDIC-covered loan pools acquired in 2009, 2011 and 2012 has been better than original expectations as of the acquisition dates.  Former Valley Bank loans are also excluded from the totals and the discussion of non-performing loans, potential problem loans and foreclosed assets below, although they are not covered by a loss sharing agreement.  Former Valley Bank loans are accounted for in pools and were recorded at their fair value at the time of the acquisition as of June 20, 2014; therefore, these loan pools are analyzed rather than the individual loans.

The loss sharing agreement for the non-single-family portion of the loans acquired in the TeamBank transaction ended on March 31, 2014.  Any additional losses in that non-single-family portfolio will not be eligible for loss sharing coverage. At this time, the Company does not expect any material losses in this non-single-family loan portfolio, which totaled $18.9 million, net of discounts, at September 30, 2015.

The loss sharing agreement for the non-single-family portion of the loans acquired in the Vantus Bank transaction ended on September 30, 2014.  Any additional losses in that non-single-family portfolio will not be eligible for loss sharing coverage.  At this time, the Company does not expect any material losses in this non-single-family loan portfolio, which totaled $17.8 million, net of discounts, at September 30, 2015.

As a result of changes in balances and composition of the loan portfolio, changes in economic and market conditions that occur from time to time and other factors specific to a borrower's circumstances, the level of non-performing assets will fluctuate.

Non-performing assets, excluding FDIC-covered non-performing assets and other FDIC-assisted acquired assets, at September 30, 2015, were $36.5 million, a decrease of $7.2 million from $43.7 million at December 31, 2014, and a decrease of $2.5 million from $39.0 million at June 30, 2015.  Non-performing assets, excluding FDIC-covered non-performing assets and other FDIC-assisted acquired assets, as a percentage of total assets were 0.90% at September 30, 2015, compared to 1.11% at December 31, 2014 and 0.95% at June 30, 2015.

Compared to December 31, 2014, non-performing loans decreased $1.0 million to $7.1 million at September 30, 2015, and foreclosed assets decreased $6.1 million to $29.4 million at September 30, 2015.  Compared to June 30, 2015, non-performing loans increased $2.0 million to $7.1 million at September 30, 2015, and foreclosed assets decreased $4.5 million to $29.4 million at September 30, 2015. Non-performing commercial real estate loans comprised $4.0 million, or 55.7%, of the total of $7.1 million of non-performing loans at September 30, 2015, an increase of $1.3 million from June 30, 2015.  The increase was due to the addition of one property, which is discussed below.  Non-performing one-to four-family residential loans comprised $1.6 million, or 22.4%, of the total non-performing loans at September 30, 2015, an increase of $424,000 from June 30, 2015.  Non-performing consumer loans increased $168,000 in the three months ended September 30, 2015, and were $1.2 million, or 16.3%, of total non-performing loans at September 30, 2015.

Compared to December 31, 2014, potential problem loans increased $1.1 million to $26.0 million at September 30, 2015.  Compared to June 30, 2015, potential problem loans increased $4.6 million.  This increase was due to the addition of $6.9 million of loans to potential problem loans, partially offset by $1.8 million in loans removed from potential problem loans, $254,000 in loans transferred to non-performing loans, $188,000 in payments and $5,000 in charge-offs.

Activity in the non-performing loans category during the quarter ended September 30, 2015, was as follows:

	Beginning Balance, July 1	Additions to Non- Performing	Removed from Non- Performing	Transfers to Potential Problem Loans	Transfers to Foreclosed Assets	Charge-Offs	Payments	Ending Balance, September 30
	(In thousands)

One- to four-family construction	$—	$—	$—	$—	$—	$—	$—	$—
Subdivision construction	56	—	—	—	—	(2)	(54)	—
Land development	11	102	—	—	—	—	—	113
Commercial construction	—	—	—	—	—	—	—	—
One- to four-family residential	1,165	648	—	(5)	(109)	—	(110)	1,589
Other residential	—	—	—	—	—	—	—	—
Commercial real estate	2,670	1,325	—	—	—	—	(40)	3,955
Commercial business	215	137	—	—	—	(57)	(8)	287
Consumer	992	597	—	(56)	(13)	(118)	(242)	1,160

Total	$5,109	$2,809	$—	$(61)	$(122)	$(177)	$(454)	$7,104

At September 30, 2015, the non-performing commercial real estate category included eight loans, one of which was added during the current period.  The largest relationship in this category totaled $1.7 million, or 41.8%, of the total category, and is collateralized by a theater property in Branson, Mo.  The second largest relationship in this category totaled $1.3 million, or 33.5%, of the total category, was added during the current quarter due to non-payment and is collateralized by a hotel property in southwest Missouri.  The non-performing one- to four-family residential category included 26 loans, 10 of which were added during the current quarter.  The non-performing consumer category included 98 loans, 50 of which were added during the current quarter.

Activity in the potential problem loans category during the quarter ended September 30, 2015, was as follows:

	Beginning Balance, July 1	Additions to Potential Problem	Removed from Potential Problem	Transfers to Non- Performing	Transfers to Foreclosed Assets	Charge-Offs	Payments	Ending Balance, September 30
	(In thousands)

One- to four-family construction	$467	$245	$—	$—	$—	$—	$—	$712
Subdivision construction	3,775	30	(1,857)	—	—	—	(57)	1,891
Land development	5,527	—	—	—	—	—	(3)	5,524
Commercial construction	—	—	—	—	—	—	—	—
One- to four-family residential	1,755	5	—	(254)	—	—	(11)	1,495
Other residential	1,956	—	—	—	—	—	—	1,956
Commercial real estate	7,112	6,571	—	—	—	—	(59)	13,624
Commercial business	482	—	—	—	—	—	(11)	471
Consumer	365	56	—	—	—	(5)	(47)	369

Total	$21,439	$6,907	$(1,857)	$(254)	$—	$(5)	$(188)	$26,042

At September 30, 2015, the commercial real estate category of potential problem loans included 11 loans, five of which were added during the current quarter.  The largest relationship in this category had a balance of $6.5 million, or 47.8% of the total category, and was added during the current quarter due to slow payment.  The relationship is collateralized by four long-term health care facilities in Missouri.  The second largest relationship in this category had a balance of $4.8 million, or 34.9% of the total category.  The relationship is collateralized by properties located near Branson, Mo.  The land development category of potential problem loans included two loans, both of which were added during previous periods.  The largest relationship in this category totaled $3.8 million, or 69.5% of the total category, and is collateralized by property in the Branson, Mo., area.  The other residential category of potential problem loans included one loan which was added in a previous period, and is collateralized by properties located in the Branson, Mo., area.  The subdivision construction category of potential problem loans included six loans, one of which was added during the current quarter.  The largest relationship in this category, which is made up of three loans, had a balance totaling $1.7 million, or 88.2% of the total category, and is collateralized by property in southwest Missouri.  Two loans in this category were removed from potential problem loans during the quarter.  One loan which was removed, totaling $1.7 million, was collateralized by property in the Springfield, Mo., area and was removed from potential problem loans due to improvement in the credit and payment performance.  The one- to four-family residential category of potential problem loans included 22 loans, one of which was added during the current quarter.  The one-to four-family construction category of potential problem loans included three loans, all of which were to the same borrower, and all of which were added during 2014.  The additions during the quarter were draws on the existing lines of credit.  These loans were collateralized by property in southwest Missouri and were all originated prior to 2008.  These loans are part of the same borrower relationship as the $1.7 million relationship in the subdivision construction category noted above.

Activity in foreclosed assets, excluding $2.5 million in foreclosed assets covered by FDIC loss sharing agreements, $478,000 in foreclosed assets previously covered by FDIC loss sharing agreements, $1.1 million in foreclosed assets related to Valley Bank and not covered by loss sharing agreements and $1.6 million in properties which were not acquired through foreclosure, during the quarter ended September 30, 2015, was as follows:

	Beginning Balance, July 1	Additions	ORE Sales	Capitalized Costs	ORE Write- Downs	Ending Balance, September 30
	(In thousands)
One-to four-family construction	$—	$—	$—	$—	$—	$—
Subdivision construction	9,486	—	(1,891)	—	(81)	7,514
Land development	16,102	—	(2,691)	—	—	13,411
Commercial construction	—	—	—	—	—	—
One- to four-family residential	1,986	109	(153)	—	(79)	1,863
Other residential	2,150	—	—	—	—	2,150
Commercial real estate	3,551	—	—	—	—	3,551
Commercial business	48	—	—	—	—	48
Consumer	553	1,425	(1,073)	—	—	905

Total	$33,876	$1,534	$(5,808)	$—	$(160)	$29,442

At September 30, 2015, the land development category of foreclosed assets included 31 properties, the largest of which was located in northwest Arkansas and had a balance of $2.3 million, or 17.1% of the total category.  Of the total dollar amount in the land development category of foreclosed assets, 41.3% and 33.1% was located in northwest Arkansas and in the Branson, Mo., area, respectively, including the largest property previously mentioned.  The $2.7 million in sales in this category was from the sale of five properties.  Two properties totaling $1.3 million in the Branson, Mo., area were sold, two properties in northwest Arkansas totaling $771,000 were sold and one property in southwest Missouri totaling $585,000 was sold.  The subdivision construction category of foreclosed assets included 28 properties, the largest of which was located in the Springfield, Mo. metropolitan area and had a balance of $1.2 million, or 16.4% of the total category.  Of the total dollar amount in the subdivision construction category of foreclosed assets, 32.2% and 16.4% is located in Branson, Mo. and Springfield, Mo., respectively.  The $1.9 million in sales in this category was from the sale of two properties.  One subdivision property totaling $1.3 million in the Kansas City, Mo. metropolitan area was sold and one subdivision property in the St. Louis, Mo. metropolitan area totaling $550,000 was sold.  The commercial real estate category of foreclosed assets included seven properties, the largest of which was located in southeast Missouri and was added during the quarter ended March 31, 2015.  That property totaled $2.0 million, or 57.2% of the total category.  The other residential category of foreclosed assets included 11 properties, 10 of which were part of the same condominium community, located in Branson, Mo. and had a balance of $1.8 million, or 83.7% of the total category.  The one-to four-family residential category of foreclosed assets included 11 properties, of which the largest relationship, with two properties in the Southwest Missouri area, had a balance of $554,000, or 29.7% of the total category.  Of the total dollar amount in the one-to- four-family category of foreclosed assets, 48.5% is located in Branson, Mo.

BUSINESS INITIATIVES

Great Southern announced on September 30, 2015, that it entered into a purchase and assumption agreement to acquire 12 branches and related deposits and loans from Cincinnati-based Fifth Third Bank. The acquisition, at that time representing approximately $261 million in deposits and $155 million in loans, is expected to be completed early in the first quarter of 2016, pending regulatory approval. This acquisition will increase Great Southern's St. Louis-area banking center total from eight to 20 offices. Based on the expected amount of loans to be acquired and deposits assumed, it is anticipated that beginning in 2016 this transaction will be accretive to earnings in the range of $0.07 to $0.09 per common share annually.

In September 2015, the Bank announced plans to consolidate operations of 16 banking centers into other nearby Great Southern banking center locations.  As part of an ongoing performance review of its entire banking center network, Great Southern evaluated each location for a number of criteria, including access and availability of services to affected customers, the proximity of other Great Southern banking centers, profitability and transaction volumes, and market dynamics. This review culminated in the approval of the consolidation of these banking centers by the Great Southern Board of Directors. Subsequent to this announcement, the Bank entered into a definitive agreement to sell one of the 16 banking centers, including all of the associated deposits. The office in Thayer, Mo., is expected to be sold to a bank purchaser in the first quarter of 2016, pending regulatory approval. This location has total deposits of approximately $14 million.

The closing of the remaining 15 facilities, which will result in the transfer of approximately $158 million in deposits and banking center operations to other Great Southern locations, is expected to occur at the close of business on January 8, 2016.

Of these 15 banking centers to be consolidated, ten are in Missouri, four are in Iowa and one is in Kansas.  Nine of these banking centers were acquired as part of various FDIC-assisted acquisitions. Great Southern ATMs will remain operational at each of the affected banking center sites.

Beginning in 2016, the Company expects a positive pre-tax income statement impact of approximately $3.2 million to $3.5 million on an annual basis primarily due to the anticipated reduction in non-interest expenses. In addition, the Company anticipates recording one-time expenses totaling approximately $500,000 to $750,000, primarily during the third and fourth quarters of 2015, in connection with severance costs for affected employees, shortened useful lives of certain leases and furniture and equipment and other costs related to the consolidations.  During the three months ended September 30, 2015, $220,000 of expense was recognized for certain leases and furniture and equipment.   The affected premises will be marketed for sale. The Company has evaluated the carrying value of the affected premises (totaling approximately $7.5 million) to determine if any impairment of the value of these premises is warranted and has recorded a valuation allowance of $1.0 million related to the premises at September 30, 2015.

The Company's Kansas City commercial and retail loan headquarters and new retail banking center are now open at 11050 Roe Avenue in Overland Park, Kan. The Kansas City Commercial Banking Group moved from its former location in a nearby office complex in Overland Park. Additional space in the purchased and renovated 20,000-square-foot former bank office building is leased to tenants unrelated to the Company.

In October, customers began using a new electronic service called Debit On/Off. Available in the Mobile Banking app for smartphones, this service enables customers to remotely activate and deactivate their debit cards. This functionality allows customers to respond quickly to a potentially lost or stolen card, significantly reducing the possibility of fraudulent transactions and other inconveniences.

Headquartered in Springfield, Mo., Great Southern offers a broad range of banking services to customers. The Company operates 110 retail banking centers and more than 200 ATMs in Missouri, Arkansas, Iowa, Kansas, Minnesota and Nebraska and loan offices in Tulsa, Okla., and Dallas, Texas. The common stock of Great Southern Bancorp, Inc. is listed on the Nasdaq Global Select Market under the symbol "GSBC".

www.GreatSouthernBank.com

Forward-Looking Statements

When used in documents filed or furnished by the Company with the Securities and Exchange Commission (the "SEC"), in this press release and the Company's other press releases or other public or stockholder communications, and in oral statements made with the approval of an authorized executive officer, the words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," "intends" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, including, among other things, (i) non-interest expense reductions from Great Southern's banking center consolidations might be less than anticipated and the costs of the consolidation and impairment of the value of the affected premises might be greater than expected; (ii) the requisite regulatory approval of Great Southern's pending acquisition of branches from Fifth Third Bank (the "Branch Acquisition") might not be obtained within the anticipated time frame or at all; (iii) expected revenues, cost savings, earnings accretion, synergies and other benefits from the Branch Acquisition and the Company's other merger and acquisition activities might not be realized within the anticipated time frames or at all, and costs or difficulties relating to integration matters, including but not limited to customer and employee retention, might be greater than expected; (iv) changes in economic conditions, either nationally or in the Company's market areas; (v) fluctuations in interest rates; (vi) the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses; (vii) the possibility of other-than-temporary impairments of securities held in the Company's securities portfolio; (viii) the Company's ability to access cost-effective funding; (ix) fluctuations in real estate values and both residential and commercial real estate market conditions; (x) demand for loans and deposits in the Company's market areas; (xi) legislative or regulatory changes that adversely affect the Company's business, including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act and its implementing regulations, and the overdraft protection regulations and customers' responses thereto; (xii) monetary and fiscal policies of the Federal Reserve Board and the U.S. Government and other governmental initiatives affecting the financial services industry; (xiii) results of examinations of the Company and Great Southern by their regulators, including the possibility that the regulators may, among other things, require the Company to increase its allowance for loan losses or to write-down assets; (xiv) the uncertainties arising from the Company's participation in the Small Business Lending Fund program, including uncertainties concerning the potential future redemption by us of the U.S. Treasury's preferred stock investment under the program, including the timing of, regulatory approvals for, and conditions placed upon, any such redemption; (xv) costs and effects of litigation, including settlements and judgments; and (xvi) competition. The Company wishes to advise readers that the factors listed above and other risks described from time to time in documents filed or furnished by the Company with the SEC could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

The Company does not undertake-and specifically declines any obligation- to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

The following tables set forth certain selected consolidated financial information of the Company at and for the periods indicated.  Financial data for all periods is unaudited.  In the opinion of management, all adjustments, which consist only of normal recurring accruals, necessary for a fair presentation of the results for and at such unaudited periods have been included.  The results of operations and other data for the three and nine months ended September 30, 2015, and 2014, and the three months ended June 30, 2015, are not necessarily indicative of the results of operations which may be expected for any future period.

	September 30,	December 31,
	2015	2014
Selected Financial Condition Data:	(In thousands)

Total assets	$4,070,638	$3,951,334
Loans receivable, gross	3,312,967	3,080,559
Allowance for loan losses	39,878	38,435
Other real estate owned, net	35,125	45,838
Available-for-sale securities, at fair value	273,245	365,506
Deposits	3,246,740	2,990,840
Total borrowings	339,767	514,014
Total stockholders' equity	447,597	419,745
Common stockholders' equity	389,654	361,802
Non-performing assets (excluding FDIC-assisted transaction assets)	36,546	43,688

	Three Months Ended		Nine Months Ended		Three Months Ended
	September 30,		September 30,		June 30,
	2015	2014	2015	2014	2015
Selected Operating Data:	(Dollars in thousands, except per share data)

Interest income	$45,755	$47,607	$139,395	$134,286	$45,734
Interest expense	4,230	3,501	11,736	12,243	3,725
Net interest income	41,525	44,106	127,659	122,043	42,009
Provision for loan losses	1,703	945	4,303	4,099	1,300
Non-interest income	5,120	1,778	8,522	13,332	3,457
Non-interest expense	30,014	29,398	85,205	89,689	27,949
Provision for income taxes	3,732	3,951	11,821	10,125	4,214
Net income	$11,196	$11,590	$34,852	$31,462	$12,003
Net income available to common shareholders	$11,051	$11,445	$34,417	$31,027	$11,858

	At or For the Three Months Ended		At or For the Nine Months Ended		At or For the Three Months Ended
	September 30,		September 30,		June 30,
	2015	2014	2015	2014	2015
Per Common Share:	(Dollars in thousands, except per share data)

Net income (fully diluted)	$0.79	$0.83	$2.46	$2.25	$0.85
Book value	$28.11	$25.62	$28.11	$25.62	$27.51

Earnings Performance Ratios:
Annualized return on average assets	1.10%	1.18%	1.14%	1.11%	1.18%
Annualized return on average common stockholders' equity	11.53%	13.29%	12.26%	12.35%	12.67%
Net interest margin	4.43%	4.91%	4.59%	4.75%	4.53%
Average interest rate spread	4.33%	4.83%	4.50%	4.65%	4.44%
Efficiency ratio	64.35%	64.07%	62.57%	66.25%	61.47%
Non-interest expense to average total assets	2.95%	2.99%	2.79%	3.15%	2.75%

Asset Quality Ratios:
Allowance for loan losses to period-end loans (excluding covered loans)	1.29%	1.43%	1.29%	1.43%	1.29%
Non-performing assets to period-end assets	0.90%	1.21%	0.90%	1.21%	0.95%
Non-performing loans to period-end loans	0.21%	0.40%	0.21%	0.40%	0.16%
Annualized net charge-offs to average loans	0.20%	0.15%	0.13%	0.35%	0.09%

Great Southern Bancorp, Inc. and Subsidiaries
Consolidated Statements of Financial Condition
(In thousands, except number of shares)

	September 30, 2015	December 31, 2014	June 30, 2015
Assets
Cash	$107,194	$109,052	$111,729
Interest-bearing deposits in other financial institutions	125,450	109,595	157,499
Cash and cash equivalents	232,644	218,647	269,228

Available-for-sale securities	273,245	365,506	326,389
Held-to-maturity securities	353	450	353
Mortgage loans held for sale	9,806	14,579	16,567
Loans receivable (1), net of allowance for loan losses of $39,878 – September 2015; $38,435 - December 2014; $39,698 – June 2015	3,269,963	3,038,848	3,202,377
FDIC indemnification asset	27,572	44,334	32,177
Interest receivable	11,041	11,219	11,306
Prepaid expenses and other assets	56,151	60,452	59,127
Other real estate owned (2), net	35,125	45,838	39,997
Premises and equipment, net	127,948	124,841	127,627
Goodwill and other intangible assets	6,196	7,508	6,633
Federal Home Loan Bank stock	11,444	16,893	12,605
Current and deferred income taxes	9,150	2,219	6,784

Total Assets	$4,070,638	$3,951,334	$4,111,170

Liabilities and Stockholders' Equity
Liabilities
Deposits	$3,246,740	$2,990,840	$3,196,318
Federal Home Loan Bank advances	164,569	271,641	193,594
Securities sold under reverse repurchase agreements with customers	148,117	168,993	216,100
Short-term borrowings	1,307	42,451	1,308
Subordinated debentures issued to capital trust	25,774	30,929	30,929
Accrued interest payable	961	1,067	1,076
Advances from borrowers for taxes and insurance	8,007	4,929	7,265
Accounts payable and accrued expenses	27,566	20,739	27,000
Total Liabilities	3,623,041	3,531,589	3,673,590

Stockholders' Equity
Capital stock
Serial preferred stock - SBLF, $.01 par value; authorized 1,000,000 shares; issued and outstanding September 2015, December 2014 and June 2015 – 57,943 shares	57,943	57,943	57,943
Common stock, $.01 par value; authorized 20,000,000 shares; issued and outstanding September 2015 – 13,861,037 shares; December 2014 – 13,754,806 shares; June 2015 – 13,801,109 shares	139	138	138
Additional paid-in capital	24,136	22,345	23,167
Retained earnings	359,224	332,283	350,467
Accumulated other comprehensive gain	6,155	7,036	5,865
Total Stockholders' Equity	447,597	419,745	437,580

Total Liabilities and Stockholders' Equity	$4,070,638	$3,951,334	$4,111,170

(1)
At September 30, 2015, December 31, 2014 and June 30, 2015, includes loans, net of discounts, totaling $249.5 million, $286.6 million, and $266.4 million, respectively, which are subject to FDIC support through loss sharing agreements.  As of September 30, 2015, December 31, 2014 and June 30, 2015, also includes $18.9 million, $26.9 million and $19.5 million, respectively, of non- single-family loans, net of discounts, acquired in the Team Bank transaction, which are no longer covered by the FDIC loss sharing agreement for that transaction.  As of September 30, 2015, December 31, 2014 and June 30, 2015, also includes $17.8 million, $23.1 million and $19.0 million, respectively, of non- single-family loans, net of discounts, acquired in the Vantus Bank transaction, which are no longer covered by the FDIC loss sharing agreement for that transaction.  In addition, as of September 30, 2015, December 31, 2014 and June 30, 2015, includes $100.3 million, $122.0 million and $110.9 million, respectively, of loans, net of discounts, acquired in the Valley Bank transaction on June 20, 2014, which are not covered by an FDIC loss sharing agreement.

(2)
At September 30, 2015, December 31, 2014 and June 30, 2015, includes foreclosed assets, net of discounts, totaling $2.5 million, $5.6 million and $2.8 million, respectively, which are subject to FDIC support through loss sharing agreements. At September 30, 2015, December 31, 2014 and June 30, 2015, includes $478,000, $879,000 and $709,000, respectively, net of discounts, of non- single-family foreclosed assets related to the Vantus Bank transaction, which are no longer covered by the FDIC loss sharing agreement for that transaction.  At September 30, 2015, December 31, 2014 and June 30, 2015, includes $1.1 million, $778,000 and $539,000, respectively, net of discounts, of foreclosed assets related to the Valley Bank transaction, which are not covered by FDIC loss sharing agreements.  In addition, at September 30, 2015, December 31, 2014 and June 30, 2015, includes $1.6 million, $2.9 million and $2.0 million, respectively, of properties which were not acquired through foreclosure, but are held for sale.

Great Southern Bancorp, Inc. and Subsidiaries
Consolidated Statements of Income
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended		Three Months Ended
	September 30,		September 30,		June 30,
	2015	2014	2015	2014	2015
Interest Income
Loans	$44,103	$44,948	$133,999	$125,669	$43,947
Investment securities and other	1,652	2,659	5,396	8,617	1,787
	45,755	47,607	139,395	134,286	45,734
Interest Expense
Deposits	3,500	2,884	9,794	8,297	3,133
Federal Home Loan Bank advances	468	461	1,331	2,446	416
Short-term borrowings and repurchase agreements	14	13	51	1,082	16
Subordinated debentures issued to capital trust	248	143	560	418	160
	4,230	3,501	11,736	12,243	3,725

Net Interest Income	41,525	44,106	127,659	122,043	42,009
Provision for Loan Losses	1,703	945	4,303	4,099	1,300
Net Interest Income After Provision for Loan Losses	39,822	43,161	123,356	117,944	40,709

Noninterest Income
Commissions	400	284	981	910	299
Service charges and ATM fees	5,162	5,168	14,833	14,064	5,026
Net gains on loan sales	1,079	1,543	3,078	2,700	1,059
Net realized gains on sales of available-for-sale securities	2	321	2	963	—
Late charges and fees on loans	371	248	1,482	827	762
Net change in interest rate swap fair value	(133)	10	(112)	(223)	113
Initial gain recognized on business acquisition	—	—	—	10,805	—
Accretion (amortization) of income related to business acquisitions	(3,326)	(6,463)	(15,380)	(20,061)	(5,158)
Other income	1,565	667	3,638	3,347	1,356
	5,120	1,778	8,522	13,332	3,457

Noninterest Expense
Salaries and employee benefits	15,078	14,884	44,261	41,371	14,606
Net occupancy expense	7,546	6,172	19,715	16,786	6,115
Postage	1,042	935	2,843	2,572	912
Insurance	837	940	2,672	2,820	856
Advertising	545	522	1,728	1,690	750
Office supplies and printing	328	393	1,043	1,050	378
Telephone	806	695	2,338	2,112	767
Legal, audit and other professional fees	586	1,389	1,873	3,230	664
Expense on foreclosed assets	616	982	1,319	3,173	318
Partnership tax credit	420	420	1,260	1,300	420
Other operating expenses	2,210	2,066	6,153	13,585	2,163
	30,014	29,398	85,205	89,689	27,949

Income Before Income Taxes	14,928	15,541	46,673	41,587	16,217
Provision for Income Taxes	3,732	3,951	11,821	10,125	4,214
Net Income	11,196	11,590	34,852	31,462	12,003

Preferred Stock Dividends	145	145	435	435	145

Net Income Available to Common Shareholders	$11,051	$11,445	$34,417	$31,027	$11,858

	Three Months Ended		Nine Months Ended		Three Months Ended
	September 30,		September 30,		June 30,
	2015	2014	2015	2014	2015
Earnings Per Common Share
Basic	$0.80	$0.84	$2.49	$2.27	$0.86
Diluted	$0.79	$0.83	$2.46	$2.25	$0.85

Dividends Declared Per Common Share	$0.22	$0.20	$0.64	$0.60	$0.22

Average Balances, Interest Rates and Yields

The following table presents, for the periods indicated, the total dollar amounts of interest income from average interest-earning assets and the resulting yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates, and the net interest margin.  Average balances of loans receivable include the average balances of non-accrual loans for each period.  Interest income on loans includes interest received on non-accrual loans on a cash basis.  Interest income on loans includes the amortization of net loan fees, which were deferred in accordance with accounting standards.  Fees included in interest income were $989,000 and $1.0 million for the three months ended September 30, 2015, and 2014, respectively.  Fees included in interest income were $3.1 million and $2.2 million for the nine months ended September 30, 2015, and 2014, respectively.  Tax-exempt income was not calculated on a tax equivalent basis. The table does not reflect any effect of income taxes.

	September 30, 2015(1)	Three Months Ended September 30, 2015			Three Months Ended September 30, 2014
		Average		Yield/	Average		Yield/
	Yield/Rate	Balance	Interest	Rate	Balance	Interest	Rate
	(Dollars in thousands)
Interest-earning assets:
Loans receivable:
One- to four-family residential	4.41%	$458,181	$8,363	7.24%	$550,479	$11,353	8.18%
Other residential	4.39	419,526	5,150	4.87	388,799	5,462	5.57
Commercial real estate	4.28	1,089,456	12,822	4.67	932,658	12,129	5.16
Construction	3.62	346,897	3,953	4.52	274,951	3,550	5.12
Commercial business	4.44	339,781	4,915	5.74	307,914	4,168	5.37
Other loans	5.12	578,898	8,326	5.71	428,946	7,625	7.05
Industrial revenue bonds	5.23	41,865	574	5.44	47,633	661	5.50

Total loans receivable	4.54	3,274,604	44,103	5.34	2,931,380	44,948	6.08

Investment securities	2.97	325,619	1,570	1.91	486,040	2,592	2.12
Other interest-earning assets	0.24	122,742	82	0.27	148,228	67	0.18

Total interest-earning assets	4.27	3,722,965	45,755	4.88	3,565,648	47,607	5.30
Non-interest-earning assets:
Cash and cash equivalents		108,299			101,239
Other non-earning assets		237,114			266,846
Total assets		$4,068,378			$3,933,733

Interest-bearing liabilities:
Interest-bearing demand and
savings	0.23	$1,350,156	771	0.23	$1,467,364	789	0.21
Time deposits	0.82	1,275,643	2,729	0.85	1,090,111	2,095	0.76
Total deposits	0.52	2,625,799	3,500	0.53	2,557,475	2,884	0.45
Short-term borrowings and repurchase agreements	0.03	186,984	14	0.03	161,178	13	0.03
Subordinated debentures issued to capital trust	1.90	27,455	248	3.58	30,929	143	1.83
FHLB advances	1.05	210,657	468	0.88	214,282	461	0.85

Total interest-bearing liabilities	0.53	3,050,895	4,230	0.55	2,963,864	3,501	0.47
Non-interest-bearing liabilities:
Demand deposits		538,529			544,760
Other liabilities		32,585			18,397
Total liabilities		3,622,009			3,527,021
Stockholders' equity		446,369			406,712
Total liabilities and stockholders' equity		$4,068,378			$3,933,733

Net interest income:
Interest rate spread	3.74%		$41,525	4.33%		$44,106	4.83%
Net interest margin*				4.43%			4.91%
Average interest-earning assets to average interest-bearing liabilities		122.0%			120.3%
______________
*Defined as the Company's net interest income divided by average total interest-earning assets.
(1)	The yield on loans at September 30, 2015, does not include the impact of the adjustments to the accretable yield (income) on loans acquired in the FDIC-assisted transactions. See "Net Interest Income" for a discussion of the effect on results of operations for the three months ended September 30, 2015.

	September 30, 2015(1)	Nine Months Ended September 30, 2015			Nine Months Ended September 30, 2014
		Average		Yield/	Average		Yield/
	Yield/Rate	Balance	Interest	Rate	Balance	Interest	Rate
	(Dollars in thousands)
Interest-earning assets:
Loans receivable:
One- to four-family residential	4.41%	$461,378	$27,171	7.87%	$483,101	$30,709	8.50%
Other residential	4.39	423,248	16,016	5.06	367,907	16,013	5.82
Commercial real estate	4.28	1,062,120	38,201	4.81	902,867	35,851	5.31
Construction	3.62	331,265	11,352	4.58	239,563	8,782	4.90
Commercial business	4.44	331,819	14,568	5.87	287,639	11,634	5.41
Other loans	5.12	552,758	24,916	6.03.	375,048	20,736	7.39
Industrial revenue bonds	5.23	42,820	1,775	5.54	46,771	1,944	5.56

Total loans receivable	4.54	3,205,408	133,999	5.59	2,702,896	125,669	6.22

Investment securities	2.97	347,436	5,165	1.99	528,794	8,367	2.12
Other interest-earning assets	0.24	166,552	231	0.19	201,414	250	0.17

Total interest-earning assets	4.27	3,719,396	139,395	5.01	3,433,104	134,286	5.23
Non-interest-earning assets:
Cash and cash equivalents		106,318			93,901
Other non-earning assets		245,370			266,184
Total assets		$4,071,084			$3,793,189

Interest-bearing liabilities:
Interest-bearing demand and
savings	0.23	$1,403,079	1,994	0.19	$1,438,496	2,364	0.22
Time deposits	0.82	1,239,638	7,800	0.84	1,019,743	5,933	0.78
Total deposits	0.52	2,642,717	9,794	0.50	2,458,239	8,297	0.45
Short-term borrowings and repurchase agreements	0.03	208,856	51	0.03	189,845	1,082	0.76
Subordinated debentures issued to capital trust	1.90	29,758	560	2.51	30,929	418	1.81
FHLB advances	1.05	186,994	1,331	0.95	158,919	2,446	2.06

Total interest-bearing liabilities	0.53	3,068,325	11,736	0.51	2,837,932	12,243	0.58
Non-interest-bearing liabilities:
Demand deposits		538,069			537,436
Other liabilities		27,829			20,093
Total liabilities		3,634,223			3,395,461
Stockholders' equity		436,861			397,728
Total liabilities and stockholders' equity		$4,071,084			$3,793,189

Net interest income:
Interest rate spread	3.74%		$127,659	4.50%		$122,043	4.65%
Net interest margin*				4.59%			4.75%
Average interest-earning assets to average interest-bearing liabilities		121.2%			121.0%
______________
*Defined as the Company's net interest income divided by average total interest-earning assets.
(1)	The yield on loans at September 30, 2015, does not include the impact of the adjustments to the accretable yield (income) on loans acquired in the FDIC-assisted transactions. See "Net Interest Income" for a discussion of the effect on results of operations for the nine months ended September 30, 2015.